Sound Financial Bancorp, Inc. Q1 2022 Results
Seattle, WA, April 26, 2022 — Sound Financial Bancorp, Inc. (Nasdaq: SFBC), the holding company (the "Company") for Sound Community Bank (the "Bank"), today reported net income of $1.7 million for the quarter ended March 31, 2022, or $0.65 diluted earnings per share, as compared to net income of $1.9 million, or $0.70 diluted earnings per share for the quarter ended December 31, 2021, and $2.5 million, or $0.93 diluted earnings per share for the quarter ended March 31, 2021. The Company also announced today that the Board of Directors has declared a cash dividend on Company common stock of $0.17 per share, payable on May 24, 2022 to stockholders of record as of the close of business on May 10, 2022.

Comments from the President and Chief Executive Officer
“While the winding down of the Paycheck Protection Program negatively affected interest income, our net interest margin increased 40 basis points year over year reflecting the organic growth of our loan portfolio as we deployed excess cash into higher earning assets. The continued reduction in our average cost of funds and growth in our noninterest-bearing deposits also contributed to our improved net interest margin,” remarked Ms. Stewart, President and Chief Executive Officer.

Q1 2022 Financial Performance
Total assets increased $39.2 million or 4.3% to $958.9 million at March 31, 2022, from $919.7 million at December 31, 2021, and increased $22.2 million or 2.4% from $936.7 million at March 31, 2021.
Net interest income decreased $98 thousand or 1.3% to $7.6 million for the quarter ended March 31, 2022, from $7.7 million for the quarter ended December 31, 2021, and increased $1.1 million or 16.6% from $6.5 million for the quarter ended March 31, 2021.

Net interest margin ("NIM"), annualized, was 3.49% for the quarter ended March 31, 2022, compared to 3.53% for the quarter ended December 31, 2021 and 3.09% for the quarter ended March 31, 2021.
Loans held-for-sale decreased $1.8 million or 58.1% to $1.3 million at March 31, 2022, compared to $3.1 million at December 31, 2021 and decreased $9.4 million or 87.9% from $10.7 million at March 31, 2021.

A $125 thousand provision for loan losses was recorded for the quarter ended March 31, 2022, compared to no provision for loan losses for the quarters ended December 31, 2021 and March 31, 2021. The allowance for loan losses to total nonperforming loans was 134.97% and to total loans was 0.90% at March 31, 2022.

Loans held-for-portfolio increased $23.1 million or 3.4% to $709.5 million at March 31, 2022, compared to $686.4 million at December 31, 2021, and increased $95.1 million or 15.5% from $614.4 million at March 31, 2021. Paycheck Protection Program ("PPP") loans totaled $2.1 million at March 31, 2022, compared to $4.2 million at December 31, 2021 and $61.2 million at March 31, 2021.

Net gain on sale of loans was $365 thousand for the quarter ended March 31, 2022, compared to $507 thousand for the quarter ended December 31, 2021 and $2.1 million for the quarter ended March 31, 2021.

Total deposits increased $37.8 million or 4.7% to $836.1 million at March 31, 2022, from $798.3 million at December 31, 2021, and increased $19.4 million or 2.4% from $816.7 million at March 31, 2021. Noninterest-bearing deposits increased $18.3 million or 9.6% to $208.8 million at March 31, 2022 compared to $190.5 million at December 31, 2021, and increased $20.1 million or 10.6% compared to $188.7 million at March 31, 2021.

The Bank continued to maintain capital levels in excess of regulatory requirements and was categorized as "well-capitalized" at March 31, 2022.

Operating Results

Net interest income decreased $98 thousand, or 1.3%, to $7.6 million for the quarter ended March 31, 2022, compared to $7.7 million for the quarter ended December 31, 2021 and increased $1.1 million, or 16.6%, from $6.5 million for the quarter ended March 31, 2021. The decrease from the prior quarter was primarily the result of lower interest income earned on loans, partially offset by higher interest income from investments and cash and cash equivalents and lower interest expense paid on deposits . The increase from the same quarter last year was primarily the result of lower interest expense paid on deposits and higher interest income earned on loans, investments and interest-bearing cash.
Interest income decreased $146 thousand, or 1.7%, to $8.2 million for the quarter ended March 31, 2022, compared to $8.4 million for the quarter ended December 31, 2021 and increased $214 thousand, or 2.7%, from $8.0 million for the quarter ended March 31, 2021. The decrease from the prior quarter was primarily due to a two basis point decrease in average loan yields. The increase in interest income from the same quarter last year was due primarily to higher average loan balances, partially offset by a 38 basis point decline in the average loan yield.
Interest income on loans decreased $163 thousand, or 2.0%, to $8.1 million for the quarter ended March 31, 2022, compared to $8.2 million for the quarter ended December 31, 2021, and increased $189 thousand, or 2.4%, from $7.9 million for the quarter ended March 31, 2021. The average balance of total loans was $694.9 million for the quarter ended March 31, 2022, compared to $690.7 million for the quarter ended December 31, 2021 and $628.4 million for the quarter ended March 31, 2021. The average yield on total loans was 4.71% for the quarter ended March 31, 2022, compared to 4.73% for the quarter ended December 31, 2021 and 5.09% for the quarter ended March 31, 2021. The decline in the average yield on loans during the current quarter compared to the prior quarter primarily was due to lower recognition of net deferred fees due to a reduced volume of PPP loan repayments from U.S. Small Business Administration’s (“SBA”) loan forgiveness, and new loan originations at lower rates, primarily related to fixed rate mortgage loans. The decrease in the average yield on loans during the current quarter compared to the same quarter in 2021 was primarily due to the decrease in the recognition of net deferred fees due to loan repayments from SBA loan forgiveness, lower rates on new originations and adjustable rate loans resetting to lower current market rates. The Bank recognized $84 thousand, $192 thousand, and $768 thousand in deferred fees and interest income related to PPP loan forgiveness repayments during the three months ended March 31, 2022, December 31, 2021, and March 31, 2021, respectively. Refer to the discussion below for the impact of PPP on our net interest margin. As of March 31, 2022, total unrecognized fees on PPP loans were $60 thousand. Interest income on investments and interest-bearing cash increased $17 thousand to $138 thousand for the quarter ended March 31, 2022, compared to $121 thousand for the quarter ended December 31, 2021, and increased $25 thousand from $113 thousand for the quarter ended March 31, 2021. This increase compared to the same quarter one year ago was due to both a higher average balance and average yield for investments and interest-bearing cash.
Interest expense decreased $48 thousand, or 7.5%, to $595 thousand for the quarter ended March 31, 2022, compared to $643 thousand for the quarter ended December 31, 2021 and decreased $868 thousand, or 59.3%, from $1.5 million for the quarter ended March 31, 2021. The decrease from the prior quarter was primarily due to both a lower average rate and average balance of certificate accounts. The average rate paid on certificate accounts declined three basis points to 1.09% while the average balance declined $8.7 million, or 7.8%, to $102.3 million during the current quarter compared to the quarter ended December 31, 2021. The decrease in interest expense during the current quarter from the comparable period a year ago was primarily the result of a 46 basis point decline in the average cost of deposits reflecting reduced rates paid on all deposits and a $112.2 million, or 52.3%, decline in the average balance of certificate accounts, partially offset by a $106.6 million, or 26.3%, increase in the average balance of interest-bearing deposits other than certificate accounts. In addition, total deposit costs were favorably impacted by the $4.0 million increase in the average balance of noninterest bearing deposits to $194.6 million for the three months ended March 31, 2022, compared to $190.6 million for the three months ended December 31, 2021, and the $33.4 million increase in average balance from the same period last year. The increase in the average balance of noninterest bearing deposits contributed to the three basis point decrease in the average cost of total deposits to 0.21% for the quarter ended March 31, 2022, from 0.24% for the quarter ended December 31, 2021, and the decline of 46 basis points from 0.67% for the quarter ended March 31, 2021. The average cost of subordinated notes increased to 5.85% for the quarter ended March 31, 2022, from 5.73% for the quarter ended December 31, 2021, and decreased from 5.88% for the quarter ended March 31, 2021.
Net interest margin (annualized) was 3.49% for the quarter ended March 31, 2022, compared to 3.53% for the quarter ended December 31, 2021 and 3.09% for the quarter ended March 31, 2021. The decrease in net interest margin from the prior quarter was due primarily to the lower average yield earned on loans, partially offset by a two basis point decline in the cost of total interest-bearing liabilities. The increase from the comparable period in 2021 was primarily due to the decline in rates paid on interest-bearing liabilities exceeding the decline in yields earned on interest-earning assets. During the first quarter of 2022, the average yield earned on PPP loans, including the recognition of the net deferred fees for PPP loans repaid and forgiven by the SBA, resulted in a positive impact to the net interest margin of three basis points, compared to a positive impact of five basis points during the quarter ended December 31, 2021, and a positive impact of 18 basis points during the quarter ended March 31, 2021.
The Company recorded a provision for loan losses of $125 thousand for the quarter ended March 31, 2022, as compared to no provision for loan losses for the quarters ended December 31, 2021 and March 31, 2021. The increase in the provision for loan losses for the quarter ended March 31, 2022 compared to the quarter ended December 31, 2021 resulted primarily from the increase in our loan portfolio, partially offset by a shift in the loan portfolio composition to loan types requiring a lower general loan allowance. The provision for loan losses in the first quarter of 2022 also reflects the inherent uncertainty related to the economic environment as a result of local, national and global events.
Noninterest income increased $40 thousand, or 2.7%, to $1.5 million for the quarter ended March 31, 2022, compared to $1.5 million for the quarter ended December 31, 2021 and decreased $1.2 million, or 43.7%, from $2.7 million for the quarter ended March 31, 2021. The increase in noninterest income for the three months ended March 31, 2022 as compared to the three months ended December 31, 2021, primarily resulted from a positive $382 thousand change to our fair value adjustment on mortgage servicing rights as rising interest rates slowed prepayment speeds, partially offset by a $83 thousand decrease in service fees and income resulting primarily from lower loan fees and foreign ATM fees, a $114 thousand decrease in market value related to our deferred compensation and a $142 thousand decrease in the net gain on sale of loans, as a result of decreased refinance activity over the past quarter. The decrease in noninterest income from the comparable period in 2021 was primarily due to a $1.7 million decrease in net gain on sale of loans due to a decline in both the amount of loans originated for sale and gross margins for loans sold. Loans sold during the quarter ended March 31, 2022, totaled $12.2 million, compared to $19.1 million and $68.1 million during the quarters ended December 31, 2021 and March 31, 2021, respectively.
Noninterest expense decreased $93 thousand, or 1.3%, to $6.8 million for the quarter ended March 31, 2022, compared to $6.9 million for the quarter ended December 31, 2021 and increased $673 thousand, or 10.9%, from $6.2 million for the quarter ended March 31, 2021. The decrease from the quarter ended December 31, 2021 was a result of a decrease in operations expense of $418 thousand primarily due to decreases in various expenses including marketing expenses, reserves for unfunded loan commitments, and professional fees, partially offset by an increase in salaries and benefits expense of $381 thousand primarily due to higher stock compensation expense and the impact of annual wage increases during the quarter. The increase in noninterest expense compared to the quarter ended March 31, 2021 was primarily due to an increase in salaries and benefits of $523 thousand primarily due to higher wages and incentive compensation, higher medical expenses and lower deferred compensation, partially offset by a decrease in commission expense related to a decline in mortgage originations in the first quarter of 2022 as compared to the same period in 2021. Operations expense also increased $108 thousand due to increases in various accounts including marketing expenses, office related expenses, and professional fees.
The efficiency ratio for the quarter ended March 31, 2022 was 74.77%, compared to 75.31% for the quarter ended December 31, 2021 and 66.69% for the quarter ended March 31, 2021. The improvement in the efficiency ratio for the current quarter compared to the prior quarter is primarily due to lower noninterest expense and lower net interest income, partially offset by slightly higher noninterest income. The weakening in the efficiency ratio for the current quarter compared to the same period in the prior year is primarily due to higher noninterest expense and lower revenues.

Balance Sheet Review, Capital Management and Credit Quality

Assets at March 31, 2022 totaled $958.9 million, compared to $919.7 million at December 31, 2021 and $936.7 million at March 31, 2021. The increase in assets from the sequential quarter was primarily due to increases in cash and cash equivalents, investment securities, and loans held-for-portfolio. The increase from one year ago was primarily a result of increases in loans held-for-portfolio, investment securities, and bank owned life insurance (BOLI), partially offset by lower balances in cash and cash equivalents and decreases in loans held-for-sale.
Cash and cash equivalents increased $13.5 million, or 7.4%, to $197.1 million at March 31, 2022, compared to $183.6 million at December 31, 2021, and decreased $72.5 million, or 26.9%, from $269.6 million at March 31, 2021. The increase from the prior quarter-end was primarily due to increases in noninterest-bearing and interest-bearing deposits, partially related to temporary increases in lawyer trust accounts. These increases were partially offset by the redeployment of excess liquidity into higher earning loans and investments. The decrease from one year ago was due to deploying cash earning a nominal yield into higher earning loans and investments.
Investment securities increased $4.0 million, or 47.8%, to $12.4 million at March 31, 2022, compared to $8.4 million at December 31, 2021, and increased $3.4 million, or 37.1%, from $9.1 million at March 31, 2021. Held-to-maturity securities totaled $2.2 million at March 31, 2022, compared to none at December 31, 2021 and March 31, 2021. The increase was due to the purchase of $2.2 million in municipal bonds and agency mortgage-backed securities classified as held-to-maturity securities during the first quarter of 2022. Available-for-sale securities totaled $10.2 million at March 31, 2022, compared to $8.4 million at December 31, 2021, and $9.1 million at March 31, 2021. The increase in available-for-sale securities from the prior quarter was primarily due the purchase of $2.8 million in municipal bonds and agency mortgage-backed securities, partially offset by regularly scheduled payments and maturities. The increase from the same period one year ago was primarily due to investment purchases throughout the previous year, partially offset by calls of securities and regularly scheduled payments and maturities.
Loans held-for-sale totaled $1.3 million at March 31, 2022, compared to $3.1 million at December 31, 2021 and $10.7 million at March 31, 2021. The decreases were primarily due to a decline in mortgage originations reflecting reduced refinance activity.
Loans held-for-portfolio increased to $709.5 million at March 31, 2022, compared to $686.4 million at December 31, 2021 and increased from $614.4 million at March 31, 2021. The increase in loans held-for-portfolio at March 31, 2022, compared to the prior quarter and one year ago, primarily resulted from increases across all loan classes, excluding commercial business loans. The increases primarily resulted from focused marketing campaigns, increased utilization of digital marketing tools and the addition of experienced lending staff during 2021, as well as strategic loan purchases. These increases were partially offset by the decrease in commercial business loans resulting from the forgiveness by the SBA. Refer to the Loans table below for additional detail.
Nonperforming assets ("NPAs"), which are comprised of nonaccrual loans, including nonperforming troubled debt restructurings ("TDRs"), other real estate owned ("OREO"), and other repossessed assets, decreased $805 thousand, or 13.0%, to $5.4 million at March 31, 2022, from $6.2 million at December 31, 2021 and increased $2.1 million, or 64.5% from $3.3 million at March 31, 2021. The decrease in nonperforming assets during the current quarter compared to the prior quarter primarily was due to decreases in one-to-four family loans and floating homes. Loans classified as TDRs totaled $2.3 million, $2.6 million and $3.2 million at March 31, 2022, December 31, 2021 and March 31, 2021, respectively, of which $273 thousand, $422 thousand and $244 thousand, respectively, were on nonaccrual status. At March 31, 2022, there were no loans operating under forbearance agreements due to COVID-19.
NPAs to total assets were 0.56%, 0.68% and 0.35% at March 31, 2022, December 31, 2021 and March 31, 2021, respectively. The allowance for loan losses to total loans outstanding was 0.90%, 0.92% and 0.97% at March 31, 2022, December 31, 2021 and March 31, 2021, respectively. Excluding PPP loans of $2.1 million which are 100% guaranteed by the SBA, the allowance for loan losses totaled 0.91% of total loans outstanding at March 31, 2022, compared to 0.92% of total loans outstanding at December 31, 2021, excluding PPP loans of $4.2 million, and 1.07% of total loans outstanding at March 31, 2021, excluding PPP loans of $61.2 million (See Non-GAAP reconciliation on page 14). Net loan charge-offs during the first quarter of 2022 totaled $24 thousand compared to net charge-offs of $21 thousand for the fourth quarter of 2021, and net charge-offs of $65 thousand for the first quarter of 2021.

The following table summarizes our NPAs (dollars in thousands):

	March 31, 2022	December 31, 2021	September 30, 2021	June 30, 2021	March 31, 2021
Nonperforming Loans:
One-to-four family	$1,676	$2,207	$1,915	$457	$1,507
Home equity loans	155	140	150	157	151
Commercial and multifamily	2,336	2,380	—	—	353
Construction and land	31	33	220	39	40
Manufactured homes	135	122	98	143	146
Floating homes	—	493	504	510	514
Commercial business	170	176	182	186	—
Other consumer	244	—	—	—	—
Total nonperforming loans	4,747	5,552	3,069	1,492	2,711
OREO and Other Repossessed Assets:
One-to-four family	84	84	84	84	—
Commercial and multifamily	575	575	575	575	575
Total OREO and repossessed assets	659	659	659	659	575
Total nonperforming assets	$5,406	$6,211	$3,728	$2,151	$3,286

Nonperforming Loans:
One-to-four family	31.0%	35.5%	51.4%	21.2%	45.9%
Home equity loans	2.9	2.3	4.0	7.3	4.6
Commercial and multifamily	43.2	38.3	—	—	10.7
Construction and land	0.6	0.5	5.9	1.8	1.2
Manufactured homes	2.5	2.0	2.6	6.6	4.4
Floating homes	—	7.9	13.5	23.8	15.7
Commercial business	3.1	2.8	4.9	8.6	—
Other consumer	4.5	—	—	—	—
Total nonperforming loans	87.8	89.3	82.3	69.4	82.5
OREO and Other Repossessed Assets:
One-to-four family	1.6	1.4	2.3	3.9	—
Commercial and multifamily	10.6	9.3	15.4	26.7	17.5
Total OREO and repossessed assets	12.2	10.7	17.7	30.6	17.5
Total nonperforming assets	100.0%	100.0%	100.0%	100.0%	100.0%

The following table summarizes the allowance for loan losses (dollars in thousands, unaudited):

	For the Quarter Ended:
	March 31, 2022	December 31, 2021	September 30, 2021	June 30, 2021	March 31, 2021
Allowance for Loan Losses
Balance at beginning of period	$6,306	$6,327	$6,157	$5,935	$6,000
Provision for loan losses during the period	125	—	175	250	—
Net (charge-offs) recoveries during the period	(24)	(21)	(5)	(28)	(65)
Balance at end of period	$6,407	$6,306	$6,327	$6,157	$5,935
Allowance for loan losses to total loans	0.90%	0.92%	0.95%	0.96%	0.97%
Allowance for loan losses to total loans (excluding PPP loans) (1)	0.91%	0.92%	0.96%	1.02%	1.07%
Allowance for loan losses to total nonperforming loans	134.97%	113.58%	206.16%	412.67%	218.92%

(1) Represents a non-GAAP financial measure. See Non-GAAP Financial Measures at the end of this earnings release for a reconciliation of our non-GAAP measures to the most directly comparable GAAP financial measure.

Deposits increased $37.8 million, or 4.7%, to $836.1 million at March 31, 2022, compared to $798.3 million at December 31, 2021 and increased $19.4 million, or 2.4%, from $816.7 million at March 31, 2021. The increase in deposits compared to the prior quarter was primarily a result of deposit growth from specialty business relationships and temporary increases in lawyer trust accounts, partially offset by a managed run-off of higher costing maturing certificates of deposits. The increase in deposits compared to the year ago quarter was primarily a result of higher balances in existing client accounts, developing further relationships with PPP borrowers who were not previously clients, temporary increases in lawyer trust accounts, as well as reduced withdrawals reflecting changes in customer spending habits due to the COVID-19 pandemic. Our noninterest-bearing deposits increased $18.3 million, or 9.6% to $208.8 million at March 31, 2022, compared to $190.5 million at December 31, 2021 and increased $20.1 million, or 10.6% from $188.7 million at March 31, 2021. Noninterest-bearing deposits represented 25.0%, 23.9% and 23.1% of total deposits at March 31, 2022, December 31, 2021 and March 31, 2021, respectively.
There were no outstanding FHLB advances at each of March 31, 2022, December 31, 2021 and March 31, 2021. Subordinated notes, net totaled $11.6 million at each of March 31, 2022, December 31, 2021 and March 31, 2021.
Stockholders’ equity totaled $93.9 million at March 31, 2022, an increase of $492 thousand, or 0.5%, from $93.4 million at December 31, 2021, and an increase of $6.3 million, or 7.2%, from $87.6 million at March 31, 2021. The increase in stockholders’ equity from December 31, 2021 was primarily the result of net income earned of $1.7 million, partially offset by the payment of $709 thousand in dividends to Company stockholders during the current quarter and an unrealized loss, net of tax, of $608 thousand on our available-for-sale securities as a result of declining market values.

Sound Financial Bancorp, Inc., a bank holding company, is the parent company of Sound Community Bank, and is headquartered in Seattle, Washington with full-service branches in Seattle, Tacoma, Mountlake Terrace, Sequim, Port Angeles, Port Ludlow and University Place. Sound Community Bank is a Fannie Mae Approved Lender and Seller/Servicer with one Loan Production Office located in the Madison Park neighborhood of Seattle, Washington. For more information, please visit www.soundcb.com.

Forward Looking Statement Disclaimer

When used in filings by Sound Financial Bancorp, Inc. (the "Company") with the Securities and Exchange Commission (the "SEC"), in the Company's press releases or other public or stockholder communications, and in oral statements made with the approval of an authorized executive officer, the words or phrases "will likely result," "are expected to," "will continue," "is anticipated," "estimate," "project," "intends" or similar expressions are intended to identify "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements, which are based on various underlying assumptions and expectations and are subject to risks, uncertainties and other unknown factors, may include projections of our future financial performance based on our growth strategies and anticipated trends in our business. These statements are only predictions based on our current expectations and projections about future events, and may turn out to be wrong because of inaccurate assumptions we might make, because of the factors illustrated below or because of other important factors that we cannot foresee that could cause our actual results to be materially different from the historical results or from any future results expressed or implied by such forward-looking statements.

Factors which could cause actual results to differ materially, include, but are not limited to: potential adverse impacts to economic conditions in the Company’s local market areas, other markets where the Company has lending relationships, or other aspects of the Company's business operations or financial markets, generally, resulting from the COVID-19 pandemic and any governmental or societal responses thereto; legislative changes; changes in policies by regulatory agencies; fluctuations in interest rates; the risks of lending and investing activities, including changes in the level and direction of loan delinquencies and write-offs and changes in estimates of the adequacy of the allowance for loan losses; the Company's ability to access cost-effective funding; fluctuations in real estate values and both residential and commercial real estate market conditions; demand for loans and deposits in the Company's market area; secondary market conditions for loans; results of examinations of the Company or its wholly owned bank subsidiary by their regulators; competition; changes in management's business strategies; changes in the regulatory and tax environments in which the Company operates; and other factors described in the Company's latest annual Report on Form 10-K and Quarterly Reports on Form 10-Q and other filings with the Securities and Exchange Commission – which are available at www.soundcb.com and on the SEC's website at www.sec.gov.

The Company does not undertake - and specifically declines any obligation - to publicly release the result of any revisions which may be made to any forward-looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events.

CONSOLIDATED INCOME STATEMENTS
(Dollars in thousands, unaudited)

	For the Quarter Ended
	March 31, 2022	December 31, 2021	September 30, 2021	June 30, 2021	March 31, 2021
Interest income	$8,213	$8,359	$9,102	$8,415	$7,999
Interest expense	595	643	785	1,064	1,463
Net interest income	7,618	7,716	8,317	7,351	6,536
Provision for loan losses	125	—	175	250	—
Net interest income after provision for loan losses	7,493	7,716	8,142	7,101	6,536
Noninterest income:
Service charges and fee income	549	632	556	526	532
Earnings on cash surrender value of bank-owned life insurance	21	135	104	96	82
Mortgage servicing income	320	323	328	321	312
Fair value adjustment on mortgage servicing rights	268	(114)	(125)	(294)	(275)
Net gain on sale of loans	365	507	568	1,063	2,053
Total noninterest income	1,523	1,483	1,431	1,712	2,704
Noninterest expense:
Salaries and benefits	4,167	3,786	3,512	3,314	3,644
Operations	1,314	1,732	1,466	1,361	1,206
Regulatory assessments	101	96	91	91	101
Occupancy	432	451	441	409	448
Data processing	821	863	808	813	779
Net gain on OREO and repossessed assets	—	—	—	—	(16)
Total noninterest expense	6,835	6,928	6,318	5,988	6,162
Income before provision for income taxes	2,181	2,271	3,255	2,825	3,078
Provision for income taxes	458	407	663	574	627
Net income	$1,723	$1,864	$2,592	$2,251	$2,451

CONSOLIDATED BALANCE SHEET
(Dollars in thousands, unaudited)

	March 31, 2022	December 31, 2021	September 30, 2021	June 30, 2021	March 31, 2021
ASSETS
Cash and cash equivalents	$197,091	$183,590	$206,702	$236,815	$269,593
Available-for-sale securities, at fair value	10,223	8,419	7,060	7,524	9,078
Held-to-maturity securities, at amortized cost	2,223	—	—	—	—
Loans held-for-sale	1,297	3,094	3,884	3,674	10,713
Loans held-for-portfolio	709,485	686,398	667,551	639,633	614,377
Allowance for loan losses	(6,407)	(6,306)	(6,327)	(6,157)	(5,935)
Total loans held-for-portfolio, net	703,078	680,092	661,224	633,476	608,442
Accrued interest receivable	2,117	2,217	2,231	2,078	2,160
Bank-owned life insurance, net	21,116	21,095	20,926	17,823	14,690
Other real estate owned ("OREO") and other repossessed assets, net	659	659	659	659	575
Mortgage servicing rights, at fair value	4,668	4,273	4,211	4,151	4,109
Federal Home Loan Bank ("FHLB") stock, at cost	1,117	1,046	1,052	1,052	1,052
Premises and equipment, net	5,730	5,819	5,941	6,043	6,123
Right-of-use assets	5,777	5,811	6,033	6,255	6,475
Other assets	3,758	3,576	8,188	3,628	3,641
TOTAL ASSETS	$958,854	$919,691	$928,111	$923,178	$936,651
LIABILITIES
Interest-bearing deposits	$627,323	$607,854	$612,805	$622,873	$628,009
Noninterest-bearing deposits	208,768	190,466	194,848	181,847	188,684
Total deposits	836,091	798,320	807,653	804,720	816,693
Borrowings	—	—	—	—	—
Accrued interest payable	38	200	48	238	133
Lease liabilities	6,211	6,242	6,462	6,681	6,894
Other liabilities	9,169	8,571	8,711	9,453	12,027
Advance payments from borrowers for taxes and insurance	1,851	1,366	1,708	938	1,746
Subordinated notes, net	11,644	11,634	11,623	11,613	11,602
TOTAL LIABILITIES	865,004	826,333	836,205	833,643	849,095
STOCKHOLDERS' EQUITY:
Common stock	26	26	26	26	26
Additional paid-in capital	28,154	27,956	27,835	27,613	27,447
Unearned shares – Employee Stock Ownership Plan ("ESOP")	—	—	(28)	(57)	(85)
Retained earnings	66,139	65,237	63,905	61,758	59,975
Accumulated other comprehensive income, net of tax	(469)	139	168	195	193
TOTAL STOCKHOLDERS' EQUITY	93,850	93,358	91,906	89,535	87,556
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$958,854	$919,691	$928,111	$923,178	$936,651

KEY FINANCIAL RATIOS
(unaudited)

	For the Quarter Ended
	March 31, 2022	December 31, 2021	September 30, 2021	June 30, 2021	March 31, 2021
Annualized return on average assets	0.75%	0.81%	1.11%	0.98%	1.11%
Annualized return on average equity	7.39	7.90	11.21	10.13	11.40
Annualized net interest margin(1)	3.49	3.53	3.74	3.36	3.09
Annualized efficiency ratio(2)	74.77%	75.31%	64.81%	66.07%	66.69%
(1)Net interest income divided by average interest earning assets.
(2)Noninterest expense divided by total revenue (net interest income and noninterest income).

PER COMMON SHARE DATA
(unaudited)

	At or For the Quarter Ended
	March 31, 2022	December 31, 2021	September 30, 2021	June 30, 2021	March 31, 2021
Basic earnings per share	$0.66	$0.72	$1.00	$0.87	$0.95
Diluted earnings per share	$0.65	$0.70	$0.98	$0.85	$0.93
Weighted-average basic shares outstanding	2,602,168	2,586,570	2,586,966	2,582,937	2,571,726
Weighted-average diluted shares outstanding	2,640,359	2,631,721	2,633,459	2,627,621	2,610,986
Common shares outstanding at period-end	2,621,531	2,613,768	2,617,425	2,614,329	2,609,806
Book value per share	$35.80	$35.72	$35.11	$34.25	$33.55

AVERAGE BALANCE, AVERAGE YIELD EARNED, AND AVERAGE RATE PAID
(Dollars in thousands, unaudited)

The following tables present, for the periods indicated, the total dollar amount of interest income from average interest-earning assets and the resultant yields, as well as the interest expense on average interest-bearing liabilities, expressed both in dollars and rates. Income and yields on tax-exempt obligations have not been computed on a tax equivalent basis. All average balances are daily average balances. Nonaccrual loans have been included in the table as loans carrying a zero yield for the period they have been on nonaccrual (dollars in thousands).

	Three Months Ended
	March 31, 2022			December 31, 2021			March 31, 2021
	Average Outstanding Balance	Interest Earned/Paid	Yield/Rate	Average Outstanding Balance	Interest Earned/Paid	Yield/Rate	Average Outstanding Balance	Interest Earned/Paid	Yield/Rate
Interest-Earning Assets:
Loans receivable	$694,920	$8,075	4.71%	$690,680	$8,238	4.73%	$628,397	$7,886	5.09%
Investments and interest-bearing cash	189,618	138	0.30%	176,942	121	0.27%	228,752	113	0.20%
Total interest-earning assets	$884,538	$8,213	3.77%	$867,622	$8,359	3.82%	$857,149	$7,999	3.78%
Interest-Bearing Liabilities:
Savings and Money Market accounts	$196,128	$30	0.06%	$183,730	$36	0.08%	$155,854	$64	0.17%
Demand and NOW accounts	315,181	122	0.16%	310,352	126	0.16%	248,887	185	0.30%
Certificate accounts	102,315	275	1.09%	110,985	313	1.12%	214,517	1,046	1.98%
Subordinated notes	11,637	168	5.85%	11,627	168	5.73%	11,596	168	5.88%
Borrowings	—	—	—%	2	—	—%	—	—	—%
Total interest-bearing liabilities	$625,261	595	0.39%	$616,696	643	0.41%	$630,854	1,463	0.94%
Net interest income/spread		$7,618	3.38%		$7,716	3.41%		$6,536	2.84%
Net interest margin			3.49%			3.53%			3.09%

Ratio of interest-earning assets to interest-bearing liabilities	141%			141%			136%
Total deposits	$808,180	$427	0.21%	$795,618	$475	0.24%	$780,375	$1,295	0.67%
Total funding (1)	819,817	595	0.29%	807,247	643	0.32%	791,971	1,463	0.75%
(1)Total funding is the sum of average interest-bearing liabilities and average noninterest-bearing deposits. The cost of total funding is calculated as annualized total interest expense divided by average total funding.

LOANS
(Dollars in thousands, unaudited)

	March 31, 2022	December 31, 2021	September 30, 2021	June 30, 2021	March 31, 2021
Real estate loans:
One-to-four family	$221,832	$207,660	$194,346	$170,351	$129,995
Home equity	13,798	13,250	14,012	15,378	13,763
Commercial and multifamily	279,892	278,175	246,794	244,047	251,459
Construction and land	70,402	63,105	81,576	71,881	63,112
Total real estate loans	585,924	562,190	536,728	501,657	458,329
Consumer Loans:
Manufactured homes	22,179	21,636	21,459	21,032	20,781
Floating homes	59,784	59,268	58,358	43,741	39,868
Other consumer	18,370	16,748	15,732	15,557	14,942
Total consumer loans	100,333	97,652	95,549	80,330	75,591
Commercial business loans	24,452	28,026	36,620	59,969	83,669
Total loans	710,709	687,868	668,897	641,956	617,589
Less:
(Discounts)/Premiums	(356)	897	—	—	—
Deferred fees, net	(868)	(2,367)	(1,346)	(2,323)	(3,212)
Allowance for loan losses	(6,407)	(6,306)	(6,327)	(6,157)	(5,935)
Total loans held for portfolio, net	$703,078	$680,092	$661,224	$633,476	$608,442

DEPOSITS
(Dollars in thousands, unaudited)

	March 31, 2022	December 31, 2021	September 30, 2021	June 30, 2021	March 31, 2021
Noninterest-bearing	$208,768	$190,466	$194,848	$181,847	$188,684
Interest-bearing	333,449	307,061	311,303	297,227	269,514
Savings	106,217	103,401	99,747	97,858	93,207
Money market	89,164	91,670	82,314	72,553	73,536
Certificates	98,493	105,722	119,441	155,235	191,752
Total deposits	$836,091	$798,320	$807,653	$804,720	$816,693

CREDIT QUALITY DATA
(Dollars in thousands, unaudited)

	At or For the Quarter Ended
	March 31, 2022	December 31, 2021	September 30, 2021	June 30, 2021	March 31, 2021
Nonaccrual loans	$4,474	$5,130	$2,658	$1,068	$2,467
Nonperforming TDRs	273	422	411	424	244
Total nonperforming loans	4,747	5,552	3,069	1,492	2,711
OREO and other repossessed assets	659	659	659	659	575
Total nonperforming assets	$5,406	$6,211	$3,728	$2,151	$3,286
Performing TDRs	2,072	2,174	2,198	2,221	2,919
Net charge-offs during the quarter	(24)	(21)	(5)	(28)	(65)
Provision for loan losses during the quarter	125	—	175	250	—
Allowance for loan losses	6,407	6,306	6,327	6,157	5,935
Allowance for loan losses to total loans	0.90%	0.92%	0.95%	0.96%	0.97%
Allowance for loan losses to total loans (excluding PPP loans)(1)	0.91%	0.92%	0.96%	1.02%	1.07%
Allowance for loan losses to total nonperforming loans	134.97%	113.55%	206.19%	412.67%	218.92%
Nonperforming loans to total loans	0.67%	0.81%	0.46%	0.23%	0.44%
Nonperforming assets to total assets	0.56%	0.68%	0.40%	0.23%	0.35%

(1) Represents a non-GAAP financial measure. See Non-GAAP Financial Measures at the end of this earnings release for a reconciliation of our non-GAAP measures to the most directly comparable GAAP financial measure.

OTHER STATISTICS
(Dollars in thousands, unaudited)

	At or For the Quarter Ended
	March 31, 2022	December 31, 2021	September 30, 2021	June 30, 2021	March 31, 2021
Sound Community Bank:
Total loans to total deposits	85.00%	86.16%	82.82%	79.77%	75.62%
Noninterest-bearing deposits to total deposits	24.97%	23.86%	24.13%	22.60%	23.10%
Sound Financial Bancorp, Inc.:
Average total assets for the quarter	$931,094	$916,261	$928,097	$924,233	$896,303
Average total equity for the quarter	$94,497	$93,569	$91,766	$89,139	$87,181

Non-GAAP Financial Measures

We have presented a non-GAAP financial measure in addition to results presented in accordance with GAAP for the allowance for loan losses to total loans excluding PPP loans. We have presented this non-GAAP financial measure because management believes this non-GAAP measure to be a useful measurement in evaluating the adequacy of the amount of the allowance for loan losses to total loans as the balance of PPP loans, which are guaranteed by the SBA, has been significant to the loan portfolio. This non-GAAP financial measure has inherent limitations and is not required to be uniformly applied. Further, this non-GAAP financial measure should not be considered in isolation or as a substitute for the allowance for loan losses to total loans determined in accordance with GAAP and may not be comparable to similarly titled measures reported by other financial institutions. Reconciliation of the GAAP and non-GAAP financial measurement is presented in the table below.

Non-GAAP Reconciliation
(Dollars in thousands, unaudited)

The following table reconciles the Company’s calculation of the allowance for loan losses to period-end loans:

	March 31, 2022	December 31, 2021	September 30, 2021	June 30, 2021	March 31, 2021
Allowance for loan losses	$(6,407)	$(6,306)	$(6,327)	$(6,157)	$(5,935)

Total loans	709,485	686,398	667,551	639,633	614,377
Less: PPP loans	2,105	4,159	11,789	36,043	61,201
Total loans, net of PPP loans	$707,380	$682,239	$655,762	$603,590	$553,176
Allowance for loan losses to total loans (GAAP)	0.90%	0.92%	0.95%	0.96%	0.97%
Allowance for loan losses to total loans, excluding PPP loans (Non-GAAP)	0.91%	0.92%	0.96%	1.02%	1.07%

Category: Earnings

Media and Financial:
Laurie Stewart
President/CEO
(206) 448-0884 x306